Exhibit 99.1

Kymera Therapeutics Announces Third Quarter 2022 Financial Results and

Provides a Business Update

Completed patient cohort portion (Part C) of the IRAK4 degrader KT-474 Phase 1 trial

Patient data from KT-474 and clinical oncology pipeline to be presented in December, 2022

Raised $150 million through private placement equity financing; September 30, 2022, cash balance of $596 million

Company to hold quarterly results call at 8:30 a.m. EST (800-715-9871)

Watertown, Mass. (November 3, 2022) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing targeted protein degradation to deliver novel small molecule protein degrader medicines, today reported business highlights and financial results for the third quarter ended September 30, 2022.

“We’ve made important progress with our three clinical stage programs, recently completing the patient cohort of our KT-474 Phase 1 clinical trial, the first study of a degrader in patients with hidradenitis suppurativa and atopic dermatitis, and actively recruiting for our two clinical stage oncology programs, KT-333 and KT-413. We look forward to gaining insights into the potential clinical impact that our unique approach to targeted protein degradation can have on patients, and to sharing updates on our clinical programs in December,” said Nello Mainolfi, PhD, Co-Founder, President and CEO. “Looking ahead, the timing of our IND for KT-253, a highly potent MDM2 degrader, remains on track. Additionally, our recent financing will enable us to continue to invest in our clinical programs and discovery pipeline while maintaining a strong cash runway and enabling our vision to build a global, fully integrated biopharma company.”

Business Highlights and Recent Developments

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In August, the company announced a $150 million private placement equity financing led by a US-based, healthcare-focused fund, and by Biotechnology Value Fund (BVF), with participation from Avoro Capital Advisors, EcoR1 Capital, Redmile Group, Rock Springs Capital and funds and accounts advised by T. Rowe Price Associates, Inc. The financing closed on August 22, 2022, and the proceeds from the financing will be used to support Kymera’s ongoing research and development activities as well as general corporate purposes and working capital.

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In September, KT-333, Kymera’s STAT3 degrader in development for relapsed and/or refractory lymphomas and solid tumors, was granted its second orphan drug designation by the U.S. Food and Drug Administration for the treatment of cutaneous T-cell lymphoma (CTCL), following its orphan drug designation for peripheral T-cell lymphoma (PTCL) earlier this year. This designation provides incentives to encourage the development of medicines for rare diseases.

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In October, Kymera announced the completion of dosing of the patient cohort portion (Part C) of the KT-474 Phase 1 clinical trial. Part C is an open-label study of KT-474 administered daily on an outpatient basis for 28 days, with patients followed through day 42. This cohort includes patients with either moderate-to-severe hidradenitis suppurativa (HS) or atopic dermatitis (AD) and is examining the safety and pharmacokinetics/pharmacodynamics (PK/PD) of KT-474 and exploring early signs of clinical activity of this first-in-class degrader therapeutic.

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Today, Kymera announced the addition of Dr. Victor Sandor to the company’s Board of Directors. Dr. Sandor most recently served as Chief Medical Officer of Array BioPharma from 2014 through its acquisition by Pfizer in 2019.

Anticipated Upcoming Milestones

•	Deliver KT-474 patient cohort data to partner Sanofi for their decision to proceed to Phase 2 (4Q22)

•	Receive IND clearance for KT-253, Kymera’s MDM2 degrader that has the potential to be effective in a wide range of hematological malignancies and solid tumors (4Q22)

•	Present KT-253 preclinical translational data that will inform indications strategy (4Q22)

•	Share clinical data from KT-474 patient cohort in HS and AD patients and clinical oncology pipeline at a company webcast on December 14, 2022

Program Background Information

IRAK4 Degrader Program (KT-474)

KT-474 is a potent, highly selective, orally bioavailable IRAK4 degrader, in development for the treatment of IL-1R/TLR-driven autoimmune and autoinflammatory diseases where there is an opportunity to significantly advance the standard of care in a broad variety of diseases. In 2021, Kymera completed dose escalation in the single ascending dose (SAD) and multiple ascending dose (MAD) portions of its KT-474 Phase 1 trial, the industry’s first randomized, placebo-controlled trial in healthy adult volunteers for a heterobifunctional degrader. The data demonstrated near complete IRAK4 degradation in peripheral blood mononuclear cells (PBMC) and skin, robust inhibition of multiple ex vivo-stimulated disease-relevant cytokines, and a favorable safety profile.

In the recently completed patient cohort of the Phase I trial, patients received a daily dose of 75 mg of KT-474 in the fed state. The dose being explored is expected to provide a plasma exposure that is approximately equivalent to that achieved with the 100 mg per day dose in the fasted state in healthy volunteers in the MAD portion of the trial, which showed maximal or close to maximal degradation in blood and skin and broad disease relevant cytokine inhibition ex vivo. Kymera is collaborating with Sanofi on the development of degrader candidates targeting IRAK4, including KT-474 (SAR444656), outside of the oncology and immuno-oncology fields.

More information on the Phase 1 study can be found at www.clinicaltrials.gov, identifier NCT04772885.

STAT3 Degrader Program (KT-333)

A target long considered “undruggable,” STAT3 is a transcriptional regulator that has been linked to numerous cancers and other inflammatory and autoimmune diseases. Kymera is developing selective STAT3 degraders for the treatment of hematological malignancies and solid tumors, as well as autoimmune and fibrotic diseases. The Company’s STAT3 degraders have the potential to provide a transformative solution to address multiple STAT3-dependent pathologies.

The company is currently dosing patients in the Phase 1 clinical trial of KT-333 evaluating the safety, tolerability, PK/PD and clinical activity of KT-333 in adult patients with relapsed and/or refractory lymphomas and solid tumors. The first stage of the study is exploring escalating doses of KT-333 in a broad variety of tumor types. The second stage is expected to consist of expansion cohorts to further characterize the safety, tolerability, PK/PD and antitumor activity of KT-333 in relapsed and/or refractory PTCL, CTCL, large granular lymphocytic leukemia (LGL-L), and solid tumors.

IRAKIMiD Degrader Program (KT-413)

Kymera is developing novel heterobifunctional degraders that target degradation of both IRAK4 and IMiD substrates, Ikaros and Aiolos, with a single small molecule. KT-413 is designed to address both the IL-1R/TLR and the Type 1 IFN pathways synergistically to broaden activity against MYD88-mutant B cell malignancies.

The company is currently dosing patients in the Phase 1 clinical trial of KT-413 evaluating the safety, tolerability, PK/PD and antitumor activity of KT-413 in patients with relapsed and/or refractory B-cell non-Hodgkin’s lymphomas. The first stage is exploring escalating doses of single-agent KT-413 in broad B-cell lymphoma population. The second stage is expected to consist of expansion cohorts to further characterize the safety, tolerability, PK/PD and antitumor activity of KT-413 in relapsed/refractory MYD88-mutant lymphomas including diffuse large B cell lymphoma (DLBCL).

MDM2 Degrader Program (KT-253)

MDM2 is the crucial regulator of the most common tumor suppressor, p53, which remains intact (WT) in more than 50% of cancers. Kymera is developing a highly potent MDM2 degrader that, unlike small molecule inhibitors, has been shown preclinically to have the ability to suppress the MDM2 feedback loop and rapidly induce apoptosis, even with brief exposures. KT-253 has the potential to be effective in a wide range of hematological malignancies and solid tumors with functioning (WT) p53. The company is preparing to initiate, upon FDA clearance of the IND, a Phase 1 clinical trial evaluating the safety, tolerability, PK/PD and antitumor activity of KT-253 in patients with liquid and solid tumors.

Platform and Discovery Programs

Kymera is leveraging the Company’s proprietary E3 Ligase Whole-Body Atlas, including the differential expression profile of known E3 ligases, to pursue targets and indications that may benefit from tissue-restricted or -selective degradation. Kymera has also expanded the Company’s platform to develop a new generation of molecular glue degraders for high value undrugged and non-ligandable targets. Multiple programs are approaching development stage in 2022 from its discovery pipeline with at least one using a tissue restricted E3 ligase.

Conference Call

To access the conference call via phone, please dial (800) 715-9871 (U.S.) or +1 (646) 307-1963 (International) and ask to join the Kymera Therapeutics call. A live webcast of the event will be available under “Events and Presentations” in the Investors section of the Company’s website at www.kymeratx.com. A replay of the webcast will be archived and available for one month following the event.

Third Quarter 2022 Financial Results

Collaboration Revenues: Collaboration revenues were $9.6 million for the third quarter of 2022 compared to $20.3 million the third quarter of 2021. Collaboration revenues include revenue from the Company’s Sanofi and Vertex collaborations.

Research and Development Expenses: Research and development expenses were $43.9 million for the third quarter of 2022 compared to $38.3 million for the third quarter of 2021. This increase was primarily due to increased expenses related to the investment in our MDM2 program, platform and discovery programs, as well as an increase in occupancy and related costs due to continued growth in the research and development organization. Stock based compensation expenses included in R&D were $4.9 million and $3.4 million in the third quarter of 2022 and the third quarter of 2021, respectively.

General and Administrative Expenses: General and administrative expenses were $10.6 million for the third quarter of 2022, compared to $10.7 million for the third quarter of 2021. This decrease was primarily due to a decrease in legal and professional service fees, partially offset by an increase in personnel, facility, occupancy, and other expenses from an increase in headcount to support our growth. Stock based compensation expenses included in G&A were $4.2 million and $4.0 million in the third quarter of 2022 and the third quarter of 2021, respectively.

Net Loss: Net loss was $43.0 million for the third quarter of 2022 compared to a net loss of $28.6 million for the third quarter of 2021.

Cash and Cash Equivalents: As of September 30, 2022, Kymera had approximately $595.6 million in cash, cash equivalents, and investments. Kymera expects that its cash, cash equivalents, excluding any future potential milestones from collaborations, will enable the Company to fund its operational plans at least into 2025 while the Company continues to identify opportunities to accelerate growth and expand its pipeline, technologies, and clinical indications.

About Kymera Therapeutics

Kymera is a biopharmaceutical company pioneering the field of targeted protein degradation, a transformative approach to address disease targets and pathways inaccessible with conventional therapeutics. Kymera’s Pegasus platform is a powerful drug discovery engine, advancing novel small molecule therapies candidates designed to harness the body’s innate protein recycling machinery to degrade dysregulated, disease-causing proteins. With a focus on undrugged nodes in validated pathways, Kymera is advancing a pipeline of novel therapeutic candidates designed to address the most intractable of pathways and provide new treatments for patients. Kymera’s initial programs target IRAK4, IRAKIMiD, and STAT3 within the IL-1R/TLR or JAK/STAT pathways, providing the opportunity to treat patients with a broad range of immune-inflammatory diseases, hematologic malignancies, and solid tumors. For more information, visit www.kymeratx.com.

About Kymera’s Pegasus™ Platform

Kymera’s Pegasus platform is a powerful drug discovery engine that enables the discovery of novel small molecule protein degrader medicines designed to target and disrupt specific protein complexes and full signaling cascades in disease, placing once elusive disease targets within reach. The key components of the platform combine Kymera’s broad understanding of the localization and expression levels of the hundreds of E3 ligases in the human body with the Company’s proprietary E3 Ligase Binders Toolbox, and advanced chemistry, biology, and computational capabilities to develop protein degraders that address significant, unmet medical needs.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements by Kymera Therapeutics regarding its: strategy, business plans and objectives for the IRAK4, IRAKIMiD,STAT3 and MDM2 degrader programs; plans and timelines for the clinical development of its product candidates, including the therapeutic potential, clinical benefits and safety thereof; expectations regarding timing, success and data announcements of current ongoing clinical trials; the ability to initiate new clinical programs; and cash position and expected runway. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of COVID-19 on countries or regions in which we have operations or do business, as well as on the timing and anticipated results of our current and future preclinical studies and clinical trials, supply chain, strategy and future operations; the delay of any current and future preclinical studies or clinical trials or the development of Kymera Therapeutics’ drug candidates; the risk that the results of current preclinical studies and clinical trials may not be predictive of future results in connection with future clinical trials; Kymera Therapeutics’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of the Kymera Therapeutics’ planned interactions with regulatory authorities; obtaining, maintaining and protecting its intellectual property; and Kymera Therapeutics’ relationships with its existing and future collaboration partners. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in the Annual Report on Form 10-K for the period ended December 31, 2021 and most recent Quarterly Report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in Kymera Therapeutics’ subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Kymera Therapeutics’ views only as of today and should not be relied upon as representing its views as of any subsequent date. Kymera Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

KYMERA THERAPEUTICS, INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Cash, cash equivalents and marketable securities	$595,609	$567,605
Property and equipment, net	12,569	11,881
Other assets	30,294	26,419

Total assets	$638,472	$605,905

Liabilities and Stockholders’ Equity
Deferred revenue	$76,862	$101,034
Other liabilities	48,725	45,233

Total liabilities	125,587	146,267
Total stockholders’ equity	512,885	459,638

Total liabilities and stockholders’ equity	$638,472	$605,905

KYMERA THERAPEUTICS, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Collaboration Revenue—from related parties	$9,551	$20,336	$30,687	$57,557

Operating expenses:
Research and development	$43,877	$38,306	$121,115	$99,488
General and administrative	10,556	10,667	32,198	24,605

Total operating expenses	54,433	48,973	153,313	124,093

Loss from operations	(44,882)	(28,637)	(122,626)	(66,536)
Other income (expense):
Interest and other income	1,916	125	2,800	343
Interest and other expense	(36)	(70)	(117)	(124)
Total other income	1,880	55	2,683	219

Net loss attributable to common stockholders	$(43,002)	$(28,582)	$(119,943)	$(66,317)

Net loss per share attributable to common stockholders, basic and diluted	$(0.79)	$(0.56)	$(2.28)	$(1.42)

Weighted average common stocks outstanding, basic and diluted	54,535,514	50,714,846	52,600,103	46,841,636

Investor Contacts:

Bruce Jacobs

Chief Financial Officer

investors@kymeratx.com

857-285-5300

Chris Brinzey

Managing Director, Westwicke

chris.brinzey@westwicke.com

339-970-2843

Media Contact:

Todd Cooper

Senior Vice President, Corporate Affairs

tcooper@kymeratx.com